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                                  EXHIBIT 01.1

                                  PRESS RELEASE

BRESLER & REINER, INC. (OTC) ANNOUNCES THE PURCHASE OF WASHINGTON BUSINESS PARK
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                      IN PRINCE GEORGE'S COUNTY, MARYLAND
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WASHINGTON, D. C. - November 26, 2001: Sidney M. Bresler, Chief Operating
Officer of Bresler & Reiner, Inc. (B&R, Inc.)(OTC Bulletin Board: BRER.OB -
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news) announces today that it has completed the closing for the purchase of the
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Washington Business Park for a price of $55,000,000. The property consists of nine office and flex buildings and approximately 79 acres of undeveloped land.

B & R., Inc. has formed a joint venture with The Cohen Companies, LLC, a Washington, DC area builder, developer and property manager. The Ronald Cohen Management Company will manage the properties. The Cohen Companies, LLC has a 20% beneficial interest in the property and an option to acquire an additional 30% interest.

Concurrently with the purchase of the property, B & R, Inc. placed $45,000,000 in new financing. At the current time, the gross rentals from the property are approximately $5,600,000 per year.

Mr. Bresler further stated that this acquisition is an important step in the previously disclosed plan to acquire additional income producing properties to replace the rents the Company is receiving under the GSA Lease at the Waterside Complex. The GSA Lease will terminate in September 2002 and the Company anticipates that it could take a substantial period of time to refurbish the Complex and obtain new tenants.

Except for historical matters, the matters discussed in this press release are forward looking statements which reflect the Company's current view with respect to future events and financial performance. The forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The following factors could cause actual results to differ materially from historical results or those anticipated: 1) changes in operation, 2) market conditions for the Company's properties, 3) the Company's ability to lease and re-lease, 4) development risks, 5) competition, and 6) changes in the economic climate.

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